Exhibit 10.1

ASSET PURCHASE AGREEMENT
AND PLAN OF REORGANIZATION

This Asset Purchase Agreement and Plan of Reorganization (“Agreement”) is made and entered into as of July 23, 2010, by and between, Team Awesome Productions, Inc., located at 78 1st Street, 2nd Floor, San Francisco, CA 94105 (the “Seller”) and CrowdGather, Inc., located at 20300 Ventura Boulevard, Suite 330, Woodland Hills, California  91364 (the “Purchaser”). Purchaser and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A. The Purchaser desires to acquire the Purchased Assets (as defined below), on the terms and subject to the conditions specified in this Agreement.

B.           The Seller desires to sell and convey all of its rights, title and interest the Purchased Assets to the Purchaser, on the terms and subject to the conditions specified in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the foregoing and as follows:

1.           Purchase and Sale of Assets

1.1. Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, good and valid title to all of Seller’s specified forums  products (“Forums”) (including all the assets that constitute the Forums) and the assets listed in clauses “(a)” through “(e)” below (collectively, the “Purchased Assets”), free and clear of any lien, encumbrance, pledge, hypothecation, charge, mortgage, security interest, or restriction of any nature (“Encumbrances”),  including without limitation the following properties, rights, interests and tangible and intangible assets:

(a) all of Seller’s specified Forums (including products under development), technology and intellectual property rights relating to, necessary for or used in the conduct of, or otherwise constituting, the business of Seller as now conducted at each of the domains specified on Exhibit A attached hereto or as currently contemplated by Seller to be conducted in the future (the “Business”), including without limitation all assets relating to Seller’s proprietary technology platform and all other software, tangible assets and additional assets of Seller necessary to permit Purchaser to continue the Business;

(b) the completed websites located at each of the domains specified on Exhibit A attached hereto (the “Websites”), including, but not limited to, any and all associated software used in building and/or maintaining the Websites, each of the Websites users lists and databases containing any of the Websites’ user information or other information related to the Websites and any other intellectual property related to the Websites, including, but not limited to, trademarks related to the Websites, its products and services, copyrights in software and creative content, trade secrets, and other intellectual property rights and licenses of various kinds related to the Website;

(c) the domain names listed on Exhibit A (the “Domain Names”);

(d) all of the trade secrets, know-how, inventions, designs, drawings and other intellectual property that are or were used in the Forums, and all goodwill of the Forums (the “Purchased IP”);

(e) all Claims (as defined below), including Claims for past infringement of Purchased IP, of Seller against other parties to the extent related to the Purchased Assets (regardless of whether or not such Claims have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable), in each case to the extent related to the Purchased Assets. “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:  (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement; and

1.2           Agreements Relating to Transfer of Purchased Assets.

(a) Any and all software, including all related documentation, (including, without limitation, one copy of all existing Source Code in Seller’s possession or under Seller’s control for all computer programs included in the Purchased Assets, which shall include (if existing) the fully commented Source Code, annotated Source Code listings, flow charts, decision tables, schematics, drawings, specifications, documentation, design details, and other related documents that pertain to all software owned, possessed or used by Seller in connection with the Business and such technology and documentation (if existing) sufficient to allow for complete restoration, utilization, and modification of such software, and will be sufficient to allow a computer programmer reasonably skilled in the art to compile/build such software into machine readable form and documentation as is necessary to understand the design, structure and implementation of all such software) that constitutes a Purchased Asset and any of the other Purchased Assets that is currently held in electronic form that can be transmitted electronically will be so transmitted to Purchaser at the Closing.

(b) Immediately after the Closing, Seller shall cause to be provided to Purchaser all materials and information that are or were used in the Purchased Assets, and shall take all other steps reasonably required to enable Purchaser to obtain possession of, and to exploit, the Purchased Assets.

1.3             Assumption of Liabilities.  Except as set forth in Exhibit C, Purchaser shall not assume any liabilities of Seller (whether or not related to the Purchased Assets) or otherwise relating to any of the Purchased Assets, including: (i) any tax liabilities of Seller relating to the time period prior to the Closing Date (as defined below); (ii) except as set forth in Section 13.11 hereof, any liabilities of Seller relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Purchased Assets; and (iii) any wages, salaries, redundancy, notice, severance payments or other liabilities relating to any employee of Seller.

1.4           No Transfer of Specified Assets.  Notwithstanding any of the foregoing, to the extent that Seller is deemed to own or control the “Tal.ki” business (including the technology and intellectual property underlying such business) or the “Meetro” technology or underlying intellectual property, nothing herein shall constitute a transfer of such assets to Purchaser.

2.           Purchase Price.

2.1. Purchase Price and Costs of Transfer. The purchase price for the Purchased Assets shall be Nine Hundred Thousand Ninety Dollars ($990,000) (the “Purchase Price”), payable to Seller solely in shares of the Purchaser’s voting common stock (“Shares”). The number of Shares to be issued to the Seller shall be calculated by dividing Nine Hundred Thousand Ninety Dollars ($990,000) by the 15-day volume weighted average price (VWAP) of the Purchaser’s common stock, the 15th day of which shall be the Trading Day (as defined below) immediately preceding the Closing Date. Trading Day shall mean a day on which the New York Stock exchange is open for business. Purchaser shall deliver the Shares within ten (10) days of the Closing Date subject to compliance with the applicable federal and state securities laws.

2.2. Registration Rights. In the event the Purchaser files a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (“Registration Statement”), the Seller shall have the right to request that the Purchaser include in that Registration Statement the Shares held by the Seller. If the Company proposes to file a registration statement as set forth above, then it shall promptly give Seller written notice of such registration.  Upon the written request of Seller given within ten (10) calendar days after mailing of such notice by the Company, the Company shall use its best efforts to cause that Registration Statement to become effective, and to cause to be registered all of the Shares that Seller has requested to be registered; or, in the event that the registration statement does not cover all of Seller’s requested securities to be registered, then Seller shall be entitled to include an amount of its Shares proportionate to the quotient obtained by dividing (i) Seller’s outstanding Shares, by (ii) the total number of outstanding restricted shares of the Company either as of the date of this Agreement or as of the date of registration, whichever is less. If the Registration Statement is for an underwritten offering, then the Purchaser shall so advise the Seller.  In such event, the right of the Seller to include the Seller’s Shares in such registration shall be conditioned upon such Seller’s participation in such underwriting and the inclusion of such Shares in the underwriting to the extent provided herein.  The Seller proposing to distribute the Shares through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. For purposes of clarification, all references to “Seller” in this Section 2.2 shall be deemed to include Seller’s stockholders who may, as a result of this transaction, receive Shares directly or indirectly.

3. Obligation of Seller to Provide Consultants. In connection with the Agreement, Seller shall arrange for Purchaser to enter into six independent contractor agreements with six individuals, including the Chief Technology Officer of the Seller (each shall hereinafter be referred to as a “Consultant”). Such independent contractor agreements shall contemplate: (i) collective compensation of Three Hundred Thousand Dollars ($300,000) payable in Shares, (ii) term of no less than six months; and (iii) six month vesting provisions, which provide that such Shares will vest if such Consultant continues to serve as a Consultant to the Purchaser for a minimum period of six months after the Closing Date. Such independent contractor agreements shall be executed at the Closing.

4. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately following the execution of this Agreement and the other agreements at the offices of Purchaser  on or before July 23, 2010 (the “Closing Date”). At the Closing, the following shall occur:

4.1 Seller shall deliver, convey and transfer to Purchaser possession of the Purchased Assets, including, but not limited to, all of the Domain Names through transfer via Godaddy.com or a similar domain registration service, and Purchaser shall review and verify the Purchased Assets are properly accounted for and operational without any service interruption to users of those sites;

4.2 Seller shall deliver to Purchaser one copy of all existing Source Code in Seller’s possession or under Seller’s control for all computer programs included in the Purchased Assets, which shall include (if existing) annotated Source Code listings, flow charts, decision tables, schematics, drawings, specifications, documentation, design details, and other related documents that pertain to all software owned, possessed or used by Seller in connection with the Business and such technology and documentation (if existing) as is necessary for a database computer programmer reasonably skilled in the art to understand the design, structure, and implementation of such software;

4.3 Purchaser shall issue and deliver the Shares to Seller within ten (10) days of Closing Date subject to compliance with the applicable federal and state securities laws;

4.4 Seller and Purchaser shall execute and deliver a separate licensing agreement, in the form attached hereto as Exhibit B (the “Licensing Agreement”) which shall provide that the Purchaser shall received a royalty free, worldwide, perpetual license to use this source code to build derivative forum products.  The Licensing Agreement shall restrict Purchaser from launching a site competitive to the current business of Tal.ki and will be executed at Closing. “Source Code” shall include, but is not limited to, the fully commented source code for the software owned, possessed, developed or used by Seller in the Business, macros, scripts, specialized routines, procedures and documentation sufficient to allow for complete restoration, utilization, and modification of such software, and will be sufficient to allow a computer programmer reasonably skilled in the art to compile/build such software into machine readable form; and

4.5 Each Consultant shall execute and enter into an independent contractor agreement with Purchaser on the terms agreed between Purchaser and each Consultant.

5.           Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a material adverse effect on Seller, the Business or any of the Purchased Assets.  Seller has all necessary power and authority to own, lease and operate the Purchased Assets and to operate the Business as now being conducted. Seller is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

5.2 Authorization of Transactions.  Seller has full corporate power and authority to execute and deliver this Agreement and the other Transactional Agreements and to consummate the Transactions and to perform its obligations hereunder and thereunder.  The board of directors of Seller has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement.  This Agreement have been duly executed and delivered by Seller, and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by application of equitable remedies and principles and by insolvency, moratorium, bankruptcy, and similar laws.  The approval of the stockholders of Seller is required to execute and deliver this Agreement.

5.3 Absence of Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation and performance of the transactions contemplated by the Agreement will:  (i) result in the imposition or creation of any Encumbrances upon any of the Purchased Assets (ii) result in a violation of any applicable law or any provisions of any of the organizational documents of the Seller; (iii) result in a breach of any contract to which the Seller is a party; or (iv) result in a violation of any judgment, order or decree to which the Seller or the Purchased Assets are subject.

5.4 Title to Properties. Seller owns and has good and valid title to, all of the Purchased Assets free and clear of any Encumbrances and the imperfections of title and the Encumbrances, if any, set forth on the Disclosure Schedule do not detract from the value or interfere with the use of the Purchased Assets.

5.5 Intellectual Property.

(a) Seller has sole right, title and interest to all of the intellectual property underlying the Purchased Assets free and clear of any liens or other Encumbrances and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all of the intellectual property underlying the Purchased Assets.  Seller is not obligated to make any payment to any person for the use or other exploitation of any of the intellectual property underlying the Purchased Assets.  Seller is free to use, modify, copy, distribute, sell, license or otherwise exploit the intellectual property underlying the Purchased Assets on an exclusive basis.  Seller has not developed jointly with any other person or entity any intellectual property subject to sale herein with respect to which such other person or entity has any right.

(b) Seller has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any intellectual property that is or will be transferred pursuant to this Agreement, to any other person or entity

(c) The Purchased IP constitutes all the intellectual property used in and/or necessary to the conduct of the Business by Seller using the Purchased Assets as it is currently conducted.

(d) The operation of the Business by Seller using the Purchased Assets, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technologies and services currently under development) of Seller, has not, does not and will not, to the best of Seller’s knowledge, infringe or misappropriate the intellectual property rights of any person or entity, violate the rights of any person or entity (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.  Seller has not received any notice from any person or entity claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates the intellectual property rights of any person or entity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Seller aware of any basis therefore).

(e) There are no contracts, licenses or agreements between Seller and any other person or entity with respect to the intellectual property underlying the Purchased Assets under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(f) To the Knowledge (as defined below) of Seller, no person or entity is infringing, misappropriating or making any unlawful use of, any item of Purchased IP and no asset owned or used by any other person or entity infringes or conflicts with, any of the Purchased IP. “Knowledge” shall mean actual knowledge or knowledge which is obtainable by the exercise of commercially reasonable care.

(g) Seller has taken all reasonable measures and precautions that are required to protect and maintain the confidentiality and secrecy of all the Purchased IP (including the Source Code) protected as a trade secret of Seller.

(h) To the Knowledge of Seller, none of the Purchased IP infringes or conflicts with, nor has any Purchased IP ever infringed or conflicted with, any intellectual property right of any other person or entity.

(i) None of Seller intellectual property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

5.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any governmental body or any person, including a party to any agreement with Seller, are required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.7 Compliance with Laws.  Seller: (a) has complied with each, (b) is not in violation of any, (c) has not received at any time any notice or other communication regarding any actual or alleged violation of or failure to comply with any, and (d) has not received any notices or other communication that any event has occurred or any condition or circumstance exists that might (with or without notice or lapse of time) constitute a violation of any legal requirement that is applicable to Seller concerning the Business or the ownership of Seller of the Purchased Assets.

5.8 Tax Matters. Seller has filed all federal, state, county, local and foreign tax returns that are required to be filed for the Business and the Purchased Assets or has timely requested extension thereof and has paid all taxes, including sales and withholding taxes, penalties and interest, assessments, fees and other charges relating to the Purchased Assets to the extent that the same have become due and payable.

5.9 Litigation. There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets or the operation of the Business.

5.10 Liabilities. There are no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due) of the Business.

5.11 Solvency. Seller has not made a general assignment for the benefit of creditors or filed any bankruptcy petition or similar filing or suffered the attachment or judicial seizure of any of the Purchased Assets.

5.12 Investment Representations.

(a)           The Seller confirms that he has been given sufficient access to information regarding the Purchaser and in connection with his decision to receive the Shares, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Company and concerning the Purchaser’s financial affairs, prospects and condition.  The Seller has received and carefully reviewed the information and documentation relating to the Purchaser, including without limitation, the Purchaser’s filings with the U.S. Securities and Exchange Commission.

(b)           The Seller represents and warrants that (i) he is resident in or otherwise subject to the securities legislation of the United States, and the issuance of the Shares to Seller has occurred only in the United States; and (ii) Seller has such knowledge and experience in financial and business matters as to make him capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(c)           The Seller represents, warrants and covenants that he shall acquire the Shares issuable under this Agreement for his own account and not for the account or on behalf of others, and he is doing so with the intent of retaining such Shares as an investment and without the current intent to redistribute such Shares.

(d)           The Seller acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Shares issuable under the Transaction Documents; (ii) there is no government or other insurance covering such Shares; and (iii) there are risks associated with the acquisition of the Shares.

(e)           The Seller acknowledges that, except as specifically set forth elsewhere herein, (i) it must and shall bear the economic risk of holding the Shares, which may be for an indefinite period of time, because at the time such Shares are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended, or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (ii) the Shares may not be resold or transferred on the official stock transfer records of Company without furnishing to Company an opinion of counsel reasonably acceptable to Company that such sale or transfer of the Shares will not violate the registration provisions of applicable federal and state securities laws; and (iii) certificates representing the Shares shall have endorsed on them a restrictive legend to this effect.

(f)           The Seller acknowledges that Purchaser is relying on the representations, warranties, covenants and acknowledgments in this Section 5.12 to ensure that any the Shares issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

5.13 Representations Complete. None of the representations or warranties made by Seller concerning or relating to the Purchased Assets and none of the statements made in any exhibit, schedule or certificate furnished by Seller concerning or relating to the Purchased Assets pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

6.           Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller that:

6.1           Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.2           Authorization of Transactions.  Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by application of equitable remedies and principles and by insolvency, moratorium, bankruptcy, and similar laws.

6.3           Absence of Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not and shall not conflict with, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the articles of organization or bylaws of Purchaser, (ii) any law, statute, rule or regulation to which Purchaser is subject or (iii) any judgment, order or decree to which Purchaser is subject.

6.4           Valid Issuance of Shares.  The Shares constituting the underlying consideration for the Purchased Assets shall, when issued, sold and delivered in accordance with the terms of this Agreement, be duly and validly issued, fully paid, and nonassessable, and will be subject to those restrictions on transfer specified in Section 5.12(e) of this Agreement and any restrictions on transfer under applicable state and federal securities laws.

6.5           Shares; Purchased Assets; Historic Business.  Purchaser has no plan or intention to reacquire any of the Shares paid to Seller pursuant to Section 2.1 of this Agreement.  Purchaser has no plan or intention to sell or otherwise dispose of any of the Purchased Assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.  Following the Closing, Purchaser intends to continue the historic business of Seller with respect to the Purchased Assets or use a significant portion of Seller’s historic business assets in its business.

7.           Seller’s Conditions to Closing. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

7.1 Purchaser shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by the Purchaser at or prior to Closing.

Should the above condition not be satisfied to Seller’s satisfaction as of the Closing, Seller shall be entitled to terminate this Agreement and the parties shall have no further liabilities under this Agreement.

8.           Purchaser’s Conditions to Closing.  The obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Purchaser:

8.1 Purchaser shall have satisfactorily completed all necessary technical (including, but not limited to, software code review) and legal due diligence of the Purchased Assets;

8.2 Purchaser shall have entered into independent contractor agreements with each Consultant, including Paul Bragiel, Vincent Lauria, and Samuel Stauffer, in forms reasonably satisfactory to Purchaser;

8.3 Seller shall have obtained all authorizations, consents and approvals of all governmental agencies and authorities and executed all necessary agreements and taken all such actions as are required to convey the Purchased Assets to the Purchaser;

8.4 Seller shall have no litigation pending or threatened with respect to the Purchased Assets;

8.5 From the date of this Agreement through the Closing Date, there shall not have occurred any change, circumstance or event concerning the Purchased Assets that has had or could be reasonably likely to adversely affect or substantial impair the Purchased Assets;

8.6 Paul Bragiel, Vincent Lauria, and Samuel Stauffer shall each be physically present in the Purchaser’s offices for no less than twelve (12) hours in order to provide assistance with transfer of Source Codes and Websites, training on Websites’ functionality and operations, and to communicate transfer to users of the Websites.

8.7 All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

8.8 Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

Should the above conditions not be satisfied to Purchaser's satisfaction, in its sole discretion, as of the Closing, Purchaser shall be entitled to terminate this Agreement without further liability between Purchaser and Seller.

9. Tax Matters.

9.1 Transfer Taxes.  Seller shall be solely responsible for the payment of, and shall pay when due, any sales, use, excise or similar transfer taxes (“Transfer Taxes”) that are payable in connection with the sale of the Purchased Assets.  The Parties shall cooperate, to the extent reasonably requested and permitted by law, in reducing any Transfer Taxes payable in connection with the sale of the Purchased Assets.

9.2 Responsibility for Taxes and Tax Returns.

(a) Subject to Section 9.2(c), Seller shall prepare and file all tax returns required to be filed by Seller with a taxing authority (including tax returns required to be filed after the Closing Date), to the extent such tax returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets on or prior to the Closing Date.  The party required by law to file a tax return with respect to Transfer Taxes shall do so within the time period prescribed by law, and Seller shall promptly reimburse Purchaser for any Transfer Taxes so paid by Purchaser upon receipt of notice that such Transfer Taxes have been paid.

(b) Purchaser shall prepare and file all tax returns it is required to file with respect to Purchaser’s ownership or use of the Purchased Assets or its operation of the Business.

(c) “Pre-Closing Period” shall mean any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.  With respect to any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), tax liabilities will be allocated to the Pre-Closing Period by closing the books at the end of the Closing Date, except that tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, shall be allocated by apportioning a pro rata portion of such taxes to each day in the relevant period.  The party required by law to prepare and file any tax return for a Straddle Period shall do so in a timely manner and shall be entitled to be paid or reimbursed for any taxes for which it is not liable under this Section 9.2(c).

9.3 Reorganization.  It is the intent of the Parties hereto that the transactions contemplated by this Agreement constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated under Section 368 of the Code.  Each of the Parties hereto acknowledge that it has relied on its own tax advisors regarding the tax consequences of the transactions contemplated herein and no Party is making or may rely on any tax representations or warranties except as set forth in this Section 9.3.  As soon as practicable, but in no event later than 12 months following the Closing Date, Seller shall liquidate and dissolve under applicable state law and, in connection therewith, shall distribute to its stockholders through a liquidating trust the Shares it receives pursuant to the terms and conditions of this Agreement and its other properties.  The Parties agree not to take any position on any tax return that is inconsistent with the qualification of the transactions contemplated by this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code.

9.4 Cooperation.  To the extent relevant to the Business or the Purchased Assets, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to taxes.

10. Post-Closing Covenants.  Seller hereby covenants that it will not, anywhere in the world, challenge, or cause a third party to challenge, the validity and ownership by Purchaser of the Purchased Assets and will not, anywhere in the world directly or indirectly seek to register, defend, compromise or dispute any rights in and to the Purchased Assets.  For a period of three (3) years after the Closing Date, Seller hereby covenants that it will not, anywhere in the world, directly or indirectly seek to register or otherwise acquire any rights in any websites, domain names, trade names, trademarks, service marks, or other intellectual property assets that are or may be, or that contain portions that are or may be, confusingly similar to the Purchased Assets.  Seller also will not use or cause to be used any copies of the Purchased Assets.

11. Confidentiality; Press Releases.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be released by the Purchaser. The Seller will not make or cause to be made any public announcement or issue any press release in respect of such matters without the prior written consent of the Purchaser. The Seller shall ensure that any nonpublic information provided to it by the Purchaser in confidence shall be treated as strictly confidential and that all such confidential information that the Seller or any of its respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Purchaser, any affiliate thereof, or any customer or supplier thereof, shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.

12. Indemnification.

12.1 Survival of Representations and Covenants; Indemnification, etc.

(a) The representations, warranties, covenants and obligations of each Party to this Agreement shall survive:  (i) the Closing and the sale of the Purchased Assets to Purchaser; and (ii) the dissolution of any Party to this Agreement.  All of said representations and warranties shall remain in full force and effect and shall survive for a period of 24 months following the Closing Date.

(b) Each party shall defend, hold harmless and indemnify the other party and each of such party’s officers and directors (the “Aggrieved Party Representatives”) from and against, and shall compensate and reimburse the other party for, any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) that are directly or indirectly suffered or incurred by the other party or the Aggrieved Party Representatives to which the other party or the Aggrieved Party Representatives may otherwise become subject at any time (regardless of whether or not such Losses relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, any  representation, warranty, statement, information, covenant, obligation or provision contained in this Agreement; and (ii) any liability to which the other party may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any claims concerning a product produced or sold or any services performed prior to the Closing Date by or on behalf of such party, (B) the operation by such party of the Business or use and ownership of the Purchased Assets prior to the Closing Date, or (C) any failure to comply with any legal requirement in connection with any of the transactions contemplated by this Agreement.

13. Miscellaneous.

13.1 Further Assurances.  Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets and any other transactions contemplated hereby, all at Purchaser’s expense for its out-of-pocket expenses, but without further compensation to Seller.

13.2 Assignment.  Neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by any Party without the prior written consent of the other Parties and any attempted assignment without such consent shall be null and void and of no force or effect.

13.3 Entire Agreement.  This Agreement, including any and all Exhibits and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the parties the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the same subject matter.

13.4 Amendments.  This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

13.5 Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided in the preamble of this Agreement.

13.6 Governing Law and Jurisdiction.  The interpretation and construction of this Agreement, to the extent the particular issue is controlled by state law, shall be governed by and construed in accordance with the laws (but not including choice of law provisions) of the State of California. The state and federal courts located in County of Los Angeles, California shall have exclusive jurisdiction to adjudicate all disputes between the parties concerning the subject matter hereof.

13.7 Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

13.8 Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

13.9 Indemnification. Seller shall indemnify, defend and hold Purchaser harmless from any and all claims, liabilities, costs, expenses, damages, and penalties (including reasonable attorneys’ fees) arising from Seller’s breach of its representation and warranties as set forth in this Agreement.

13.10 Attorneys’ Fees. The prevailing party in any dispute concerning this Agreement shall be entitled to recover reasonable attorneys’ fees incurred as a result of defending or prosecuting the claim, as the case may be.

13.11 Expenses.  Each party shall be solely responsible for all expenses, including finder’s fees, all legal and accounting fees, related costs and other expenses incurred by it in connection with this Agreement; provided, however, Purchaser will pay, directly to legal counsel to Seller, the reasonable fees and expenses of such legal counsel, incurred solely and directly in connection with the reorganization contemplated by this Agreement, not to exceed $6,000.

13.12 Joint Preparation. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the parties hereto and shall not be construed for or against one party or any other party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

13.13 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

13.14 Injunctive Relief; Specific Performance.  The Parties agree that the interest in the Websites and Domain Names represent unique interests. As such the Parties hereto shall be entitled to seek injunctive relief and/or specific performance, in addition to other remedies, to enforce a party’s rights under this Agreement.

13.15 Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.16 Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

13.17 Time of the Essence.  Time is, and at all times hereafter shall be, of the essence in satisfying the terms, conditions and provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement on the date specified in the preamble of this Agreement.

SELLER:

Team Awesome Productions, Inc.

/s/ Paul Bragiel
Name:  Paul Bragiel
Title: CEO

PURCHASER:

CrowdGather, Inc.

By: /s/ Sanjay Sabnani
Name: Sanjay Sabnani
Title: CEO

EXHIBIT A

Description of the Purchased Assets

A.
The following completed Websites including, without limitation, any and all associated software used in building the Websites, content posted therein, and Website users lists and Website data bases containing any Website user or Website information, including, without limitation personally identifiable information regarding the Websites’ users and participants:

www.lefora.com
www.eamped.com
www.makeforum.org
www.maxforum.org
www.takeforum.com

B.	The following Domain Names:

Seller owns the following domains registered with Godaddy Inc that are the subject of the sale to Purchaser:

www.lefora.com
www.eamped.com
www.makeforum.org
www.maxforum.org
www.takeforum.com
www.forumnotifier.com
www.forumnotification.com
www.foruminvite.com

C.	Additional add-ons that are installed with the above referenced forums, and will be transferred to Purchaser include:

____________

D.	Additional accounts that with the above referenced forums, and will be transferred and/or switched (as specified below) to Purchaser include:

____________________

EXHIBIT B

 Form of Licensing Agreement

EXHIBIT C

Assumed Liabilities and Obligations

None.